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                                                                    Exhibit 23.2

                 NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP


      Aspect Medical Systems, Inc. ("Aspect") was unable after reasonable efforts to obtain the written consent of Arthur Andersen LLP ("Andersen"), Aspect's former independent public accountants, to incorporate by reference the report of Andersen, dated January 28, 2002, on the financial statements of Aspect for the fiscal year ended December 31, 2001. Such report appears herein and in the Annual Reports on Form 10-K filed by Aspect with the Securities and Exchange Commission on March 29, 2002 and March 28, 2003, as required by
Section 7 of the Securities Act of 1933, as amended (the "Securities Act"). However, Rule 437a of the Securities Act permits Aspect to dispense with the requirement to file the written consent of Andersen. As a result, Andersen may not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Andersen or any omissions of a material fact required to be stated therein. Accordingly, Aspect's stockholders may be unable to assert a claim against Andersen under Section 11(a) of the Securities Act.